Exhibit 5.2

February 14, 2025	VIA EDGAR

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re: Aurora Cannabis Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Aurora Cannabis Inc. on February 14, 2025, as such may thereafter be amended or supplemented, and in the base shelf prospectus (the “Prospectus”) included therein, under the headings “Legal Matters” and “Enforceability of Civil Liabilities by U.S. Investors” and the reference to our opinion under the heading “Enforceability of Civil Liabilities by U.S. Investors” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP